Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
XPO Logistics, Inc.
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-202748, 333-193582, 333-112899 and 333-188848) of XPO Logistics, Inc. and on Form S-8 (Nos. 333-207708 and 333-183648) of XPO Logistics, Inc. of our reports dated February 29, 2016, with respect to the consolidated balance sheets of XPO Logistics, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of XPO Logistics, Inc.
Our report dated February 29, 2016 on internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015 UX Specialized Logistics’ (UX), Bridge Terminal Transport Services, Inc.’s (BTT), Norbert Dentressangle SA’s (ND), and Con-way Inc.’s (Con-way) internal control over financial reporting associated with total assets of $10.6 billion and total revenues of $4.6 billion, included in the consolidated financial statements of XPO Logistics, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of XPO Logistics, Inc. also excluded an evaluation of the internal control over financial reporting of UX, BTT, ND and Con-way.

(signed) KPMG LLP
Charlotte, North Carolina
February 29, 2016